Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of March 21, 2014 by and between SONIC FOUNDRY, INC., a Maryland corporation having its principal offices at 222 West Washington Avenue, Suite 100, Madison, Wisconsin 53703 (hereinafter referred to as “Sonic Foundry” or the “Company”), and Mr. Robert M. Lipps (hereinafter referred to as “Lipps”).

WITNESSETH:

WHEREAS, Lipps has been serving as Executive Vice President of Sales of Sonic Foundry since August 2008 and pursuant to the terms of a certain employment agreement dated August 4, 2008 (the “August Agreement”); and

WHEREAS, Sonic Foundry desires to continue to employ Lipps, and Lipps desires to continue to be employed by Sonic Foundry; and

WHEREAS, Sonic Foundry and Lipps desire to enter into an amended and restated employment agreement that will amend and restate certain terms and conditions of the August Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties agree as follows:

First: Employment

(a) Employment. Sonic Foundry hereby confirms and agrees that Lipps will continue to serve as Executive Vice President of Sales of Sonic Foundry. In his capacity as Executive Vice President of Sales of Sonic Foundry, Lipps shall report directly to Sonic Foundry’s Chief Executive Officer.

(b) Lipps’s Acceptance. Lipps hereby agrees to continue to serve as Executive Vice President of Sales of Sonic Foundry.

Second: Term

Subject to the provisions governing termination as hereinafter provided, the term of this Agreement shall continue as of the date hereof and until terminated pursuant to the terms hereof.

Third: Compensation

(a) Base Compensation. For all services rendered by Lipps under this Agreement, Sonic Foundry shall pay Lipps a salary of $226,669 per year, payable in bi-weekly installments in accordance with Sonic Foundry’s standard payroll practices. The salary payable to Lipps may be increased but not decreased by Sonic Foundry at its sole discretion. Lipps’ annual salary, as from time to time adjusted by Sonic Foundry, is hereinafter referred to as “Base Compensation”.

(b) Bonus Plans. Lipps may receive periodic performance bonuses as may be declared by the Board of Directors of Sonic Foundry (or a duly constituted and empowered committee thereof).

(c) Other Benefits. Lipps shall receive such other incidental benefits of employment, such as insurance, retirement plan, employee stock option plan participation, and vacation, as are provided generally to Sonic Foundry’s other salaried employees on the same terms as are applicable to such other employees.

(d) Expenses. Lipps shall also be reimbursed for all reasonable business expenses incurred in connection with his employment, including a car allowance in the amount of $700 per month.

Fourth: Extent of Services

Lipps agrees that he shall devote sufficient skill, labor and attention to his employment with Sonic Foundry in order to promptly and faithfully do and perform all services pertaining to his position that are or may hereafter be required of him by Sonic Foundry during the term of his employment hereunder.

Fifth: Working Facilities

Lipps shall be furnished with facilities and services reasonably suitable to his position and adequate for the performance of his duties.

Sixth: Ownership and Disclosure of Information

(a) Generally. The parties acknowledge that Sonic Foundry and its affiliates (individually and collectively, the “Companies”), have developed and intend to continue the development of and to formulate, acquire and use commercially valuable technical and non-technical information, design and specification documents, concepts, technology, know-how, improvements, proposals, patent applications, techniques, marketing plans, strategies, forecasts, inventions (not limited by the definition of an invention contained in the United States Patent Laws), Trade Secrets (as defined in Sec. 3426.1(d) of the Uniform Trade Secrets Act) and processes which are considered proprietary by the Companies, particularly including, without limitation, software, customer and supplier lists, books and records, computer programs, pricing information and business plans (collectively, the “Proprietary Information”). It is necessary for the Companies to protect the Proprietary Information by patents or copyrights or by holding it secret and confidential.

(b) Access to Proprietary Information. The parties acknowledge that Lipps has access to the Proprietary Information and that the disclosure or misuse of such Proprietary Information could irreparably damage the Companies and/or their respective clients or customers.

(c) Nondisclosure to others. Except as directed by Sonic Foundry in writing or verbally, Lipps shall not at any time during or after the term of his employment (the “Term”) disclose any Proprietary Information to any person whatsoever, examine or make copies of any reports or other documents, papers, memoranda or extracts for use other than in connection with his duties with Sonic Foundry or utilize for his own benefit or for the benefit of any other party any such Proprietary Information and will use reasonable diligence to maintain the confidential, secret or proprietary character of all Proprietary Information, provided, however, that Lipps may disclose any of such Proprietary Information if compelled to do so by a court or governmental agency, provided further, however, that to the extent allowed by law, Lipps shall give Sonic Foundry three business days notice prior to such disclosure.

(d) Property of Sonic Foundry. Lipps agrees that any inventions, discoveries, improvements, or works which are conceived, first reduced to practice, made, developed, suggested by, or created in anticipation of, in the course of or as a result of work done under this Agreement by Lipps shall become the absolute property of Sonic Foundry. Lipps further agrees that all such inventions, discoveries, improvements, creations, or works, and all letters, patent or copyrights that may be obtained therefore shall be the property of Sonic Foundry, and Lipps agrees to do every act and thing requisite to vest said patents or copyrights in Sonic Foundry without any other or additional consideration to Lipps than herein expressed.

(e) Survivability. Lipps acknowledges that his obligations hereunder shall continue beyond the Term with respect to any Proprietary Information (as defined in Article Sixth, paragraph (a) hereof) which came into his possession during the Term.

Seventh: Sonic Foundry’s Right to Terminate For Cause

(a) Cause. Sonic Foundry may at any time during the term of this Agreement discharge Lipps for “cause.” The term “cause” is defined herein as Lipps’ (i) misappropriation of corporate funds, fraud, embezzlement or other illegal conduct to the detriment of Sonic Foundry, (ii) negligence in the execution of his material assigned duties or Lipps’ voluntary abandonment of his job for any reason other than disability; (iii) refusal or failure, after not less than 20 days written notice that such refusal or failure would constitute a default hereunder, to carry out any reasonable and material direction from the Board of Directors given to him in writing; (iv) conviction of a felony; (v) material breach or violation of the terms of this Agreement, which breach or violation shall not have been fully cured (as determined by the Board of Directors acting in good faith) by Lipps within 20 days after receipt of written notice of the same from the Board of Directors; or (vi); Lipps’ engagement in drug or alcohol abuse. Lipps shall be terminated only following a finding of “cause” in a resolution adopted by majority vote of the Board of Directors of Sonic Foundry.

(b) No Rights Following Cause Termination. Following a termination of Lipps’ employment with Sonic Foundry “for cause” pursuant to paragraph (a) of this Article Seventh: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Lipps pursuant to Article Sixth and Tenth hereof); and (ii) Lipps shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA, salary accrued through the date of termination and accrued vacation pay as required by law) either as consideration for his employment or in connection with the termination of his employment. In the event that Lipps asserts that his voluntary termination was actually a constructive termination, Sonic Foundry shall be entitled to assert as “cause” for such termination any grounds present at the time of such termination which the Board of Directors could have asserted as “cause” if called upon to terminate Lipps. Notwithstanding the above, in the event of Lipps’ death or disability Lipps or his legal representative or estate shall have one year from the date of death or disability to exercise all stock options which were vested upon such date of death or disability.

Eighth: Termination Without Cause

(a) Rights Following Termination Without Cause, Constructive Termination or Death or Disability. Should Lipps be discharged by Sonic Foundry at any time during the term of this Agreement except as provided in Article Seventh, or should it be determined through arbitration pursuant to Article Eleventh below that Lipps was constructively terminated, or should Lipps die or become disabled, Sonic Foundry hereby agrees to pay to Lipps (or in the event of Lipps’ death, his estate), ratably over a one-year period in equal bi-weekly installments, an amount equal to the highest cash compensation (including Base Compensation and incentive/bonus) paid to Lipps in any of the last three fiscal years immediately prior to his termination, in addition to health continuation as required by COBRA and salary accrued through the date of termination. In addition, in the event Lipps is discharged by Sonic Foundry at any time during the term of this Agreement, except as provided in Article Seventh, all of Lipps’ unvested stock options and stock grants shall vest immediately upon such termination.

(b) No Additional Rights. Except as set forth above in paragraph (a) of this Article Eighth following a termination of Lipps’ employment by Sonic Foundry other than pursuant to Article Seventh above and Article Ninth below: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Lipps pursuant to Articles Sixth and Tenth); and (ii) Lipps shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA and accrued vacation pay as required by law) either as consideration for his employment or in connection with the termination of his employment.

Ninth: Right to Voluntary Termination by Lipps

(a) Conditions for Termination by Lipps. Lipps shall have the right and option to terminate this Agreement in the event that:

(i) Any “person” becomes a “beneficial” owner, “directly or indirectly”, of stock of Sonic Foundry representing 50% or more of the total voting power of Sonic Foundry’s then outstanding stock; or

(ii) Sonic Foundry is acquired by another entity through the purchase of substantially all of its assets, the purchase of all of its outstanding voting securities or a combination thereof; or

(iii) Sonic Foundry is merged with another entity, consolidated with another entity or reorganized in a manner in which any “person” is or becomes a “beneficial” owner, “directly or indirectly”, of stock of the surviving entity representing 50% or more of the total voting power of the surviving entity’s then outstanding stock (one or more of the events set forth in clauses (i), (ii), and (iii) referred to as a “Change of Control”); provided that one or more of the following occurs without Lipps’ written consent within two years of such Change of Control, and provided further that Lipps gives notice thereof within ninety days thereafter:

•	A material diminution of Lipps’ title, authority, status, duties or responsibilities;

•	Any reduction in Lipps’ base salary;

•	A material breach by the Company of this Agreement; or

•	A change in the location of the Company’s principal office to a location more than 50 miles outside of the Madison metropolitan area.

All terms used in quotations in clauses (i) and (iii) shall have the meanings assigned to such terms in Section 13 of the Securities Exchange Act of 1934 and the rules, regulations, releases and no-action letters of the Securities and Exchange Commission promulgated thereunder or interpreting any of the same. For purposes of clauses (i) and (iii), the term “affiliate” shall have the meaning assigned to such term in Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the releases and no-action letters interpreting the same.

(b) Rights Following Voluntary Termination After a Change of Control. Following any voluntary termination of employment by Lipps pursuant to paragraph (a) of this Article Ninth, Lipps shall be entitled to be paid by Sonic Foundry, within thirty (30) days of such termination by Lipps, an amount equal to the total cash compensation (including Base Compensation and incentive/bonus) paid to Lipps in the fiscal year immediately prior to his termination. In addition, all of Lipps’ unvested stock options and stock grants shall vest immediately upon such termination. In addition, Lipps shall receive health insurance continuation as required by COBRA and salary accrued through the date of termination.

(c) No Additional Rights. Except as set forth above in paragraph (b) of this Article Ninth, if Lipps voluntarily terminates his employment with Sonic Foundry pursuant to paragraph (a) of this Article Ninth or otherwise: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Lipps pursuant to Articles Sixth and Tenth); and (ii) Lipps shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA and accrued vacation pay as required by law) either as consideration for his employment or in connection with the termination of his employment.

(d) Notice by Lipps of Voluntary Termination. Lipps agrees to give Sonic Foundry two (2) months notice of any voluntary termination of employment, except for termination pursuant to paragraph (a) above or termination on the basis of a constructive discharge pursuant to Article Eighth, paragraph (a) above. Upon the giving of such notice, Sonic Foundry may elect to terminate Lipps’ employment immediately, and such termination shall be considered a voluntary termination by Lipps pursuant to paragraph (c) above.

Tenth: Restrictive Covenant

Lipps covenants and agrees that during the period commencing with the date hereof and ending one (1) year from the date Lipps’ employment with Sonic Foundry is terminated with or without “cause” or by reason of Lipps’ voluntary termination of employment from Sonic Foundry (the “Non-Compete Period”), employee will not compete or attempt to compete with or become associated with any business which competes with the Companies’ automated rich media application software and systems business, or any business activities of the Companies existing on or developed subsequent to the date hereof. Lipps covenants and agrees that he will not, without the prior written consent of Sonic Foundry during the Non-Compete Period: (a) solicit any customer of the Companies; (b) solicit any contracts which were either being solicited by, or which were under contract with, the Companies by performing or causing to be performed any work which was either being solicited by, or which was under contract with, Sonic Foundry; or (c) induce any sales, operating, technical or other personnel of the Companies to leave the service, employ or business of the Companies. Lipps agrees that he will not violate this Article Tenth: (a) directly or indirectly; (b) in any capacity, either individually or as a member of any firm; (c) as an officer, director, stockholder, partner or employee of any business; or (d) through or with any persons, relatives (either through blood or marriage), firms, corporations or individuals controlled by or associated with him (each and every such method of violation referred to in clauses (a) through (d) shall hereinafter be referred to as an “indirect violation”). Lipps further agrees that doing or causing to be done any of the actions prohibited in this Article Tenth by means of an indirect violation shall constitute a violation of this Article Tenth as though violated by Lipps, subject to all of the remedies to Sonic Foundry provided for herein and as otherwise provided by law.

Eleventh: Arbitration; Governing Law.

Any controversy or claim arising out of, or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Madison pursuant to the laws of the State of Wisconsin in accordance with the rules then obtaining of the America Arbitration Association, and judgments upon the award rendered my be entered in any court having jurisdiction thereof. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Wisconsin. The arbitrators shall have the power in their discretion to award attorneys’ fees and other legal costs and expenses to the prevailing party in connection with any arbitration.

Twelfth: Notices

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail to his residence, in the case of Lipps, or to its principal office, in the case of Sonic Foundry.

Thirteenth: Waiver of Breach

The waiver by Sonic Foundry of a breach of any provision of this Agreement by Lipps shall not operate or be construed as a waiver of any subsequent breach by Lipps.

Fourteenth: Assignment

The rights and obligations of Sonic Foundry under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Sonic Foundry.

Fifteenth: Entire Agreement; Written Amendment

This instrument contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may only be amended, modified, extended or discharged and the provisions of this Agreement may only be waived by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Sixteenth: Equitable Relief; Partial Enforcement

Sonic Foundry and Lipps have agreed that violation or breach of Articles Sixth and Tenth will result in irreparable injury to the Companies and shall entitle the Companies to equitable relief in addition to any other remedies provided at law. Sonic Foundry and Lipps have further agreed in the event that only a portion of Articles Sixth or Tenth shall be deemed enforceable or valid that portion of such Articles as shall be enforceable or valid shall be enforced. Sonic Foundry and Lipps have further agreed that the court making a determination of the validity or enforceability of such Articles shall have the power and authority to rewrite the restrictions contained in such Articles to include the maximum portion of the restrictions included within such Articles as are enforceable, valid and consistent with the intent of the parties as expressed in such Articles.

Seventeenth: Duties Upon Termination. In the event the employment of Lipps is terminated for any reason whatsoever, Lipps shall deliver immediately to Sonic Foundry all computer software, correspondence, letters, contracts, call reports, price lists, manuals, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, petty cash, and all other materials and records of any kind and other embodiments of information that may be in Lipps’ possession or under his control which belong to Sonic Foundry or have been obtained from Sonic Foundry by Lipps, including any and all copies of such items previously described in this paragraph. Except as stated above, all salary, commissions, benefits and rights thereto cease as of the termination date.

Eighteenth: Payment of Legal Fees. To the extent permitted by law, the non-prevailing party in any litigation or arbitration relating to this Agreement or Lipps’ employment hereunder shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by such party in the prevailing litigation or arbitration.

Nineteenth: Warranty and Indemnification. Lipps warrants that he is not a party to an agreement or restrictive covenant which would prohibit his employment by Sonic Foundry or restrict his activities of employment with Sonic Foundry. Lipps further agrees to indemnify and hold Sonic Foundry harmless from any and all suits, claims or damages which arise out of the assertion by any other person, firm or entity that such a restrictive covenant or agreement exists, has existed, or operates to control or restrict Lipps’ activities or conduct of employment by Sonic Foundry.

Twentieth: Inducement or Coercion for Employment. Lipps acknowledges that this Agreement has been executed by him without coercion by Sonic Foundry, and that no representations or inducements of any kind have been made or provided by Sonic Foundry to obtain Lipps’ execution of this Agreement other than those specifically contained in this written document. Lipps represents that he has been given the opportunity to review this Agreement with his own independent counsel, and that McBreen & Kopko is not representing Lipps in connection with this Agreement or in any related matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SONIC FOUNDRY, INC.

By:	/s/ Gary Weis
Its:	Chief Executive Officer

/s/ Robert Lipps
Robert M. Lipps